Exhibit 10.35
Notice of Performance Based Restricted Stock Unit Award
Granted Pursuant to the IAC Inc. 2018 Stock and Annual Incentive Plan
(Dotdash Meredith Inc.)

Award Recipient	###PARTICIPANT_NAME###
Award:	###TOTAL_AWARDS### Performance based restricted stock units (“PSUs”) of IAC Inc. (the “Company”) granted pursuant to the IAC Inc. 2018 Stock and Annual Incentive Plan (the “2018 Plan”). Capitalized terms used (but not defined) herein shall have the meanings set forth in the 2018 Plan.
Award Date
Vesting Schedule:
The PSUs shall vest in three prorated annual installments upon the achievement by Dotdash Meredith Inc. of certain performance goals set forth on Exhibit A (the “Performance Conditions”), as determined by the Committee at the end of the performance period set forth on Exhibit A.

Impact of Termination of Employment	Except as set forth under “Change in Control” below, any and all unvested PSUs shall be forfeited upon a Termination of Employment (as defined in the 2018 Plan) for any reason.

In addition, upon a Termination of Employment for Cause (as defined in the 2018 Plan) or resignation in anticipation of being terminated for Cause, all PSUs (whether or not vested) shall be forfeited and canceled in their entirety upon such termination. In addition, if following any Termination of Employment for any reason, the Company becomes aware that during the two (2) years prior to such termination there was an event or circumstance that constituted fraud (financial or otherwise) or that would have been grounds for termination for Cause that caused or is reasonably likely to cause meaningful damage (economic, reputational or otherwise) to the Company and/or any of its affiliates (the “Underlying Event”), then all PSUs (whether or not vested) that remain outstanding shall be canceled and forfeited in their entirety and if any portion of the PSUs vested after the Underlying Event, the Company shall be entitled to recover at any time within two (2) years after such exercise any value received upon vesting.

Change in Control	Upon a Termination of Employment during the two-year period following a Change in Control (as defined in the 2018 Plan) by the Company (other than for Cause or Disability) or for Good Reason (as defined in the 2018 Plan), the vesting of 100% of the PSUs shall be accelerated as of the date of such termination, provided that each of the Performance Conditions were met prior to the Change of Control.
Dividend Rights	No cash dividends will be paid on the PSUs (or on the shares of IAC common stock underlying such PSUs). Stock dividends, distributions and extraordinary, significant non-recurring cash dividends may result in an adjustment to the number of PSUs, as shall be determined by the Committee (or as otherwise provided by the 2018 Plan).
Form of Payou	Upon vesting, the PSUs shall be settled in shares of IAC common stock.
Withholding Taxes:	Upon vesting, the PSUs shall be settled net of amounts necessary to cover withholding taxes, with shares of IAC common stock withheld from vested PSUs to cover such withholding taxes.
Waiver:	By accepting this Award, you waive and relinquish any and all claims arising out of the determination, accuracy, or adequacy of the performance criteria, valuation, or number of shares ultimately delivered under such Award.

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###ACCEPTANCE_DATE###

Exhibit A
Performance Conditions